Exhibit 99.1

For Release 6 a.m. PST

Feb. 4, 2014

Microsoft Board Names Satya Nadella as CEO

Bill Gates steps up to new role as Technology Advisor; John Thompson assumes role as

Chairman of Board of Directors

REDMOND, Wash. — Feb. 4, 2014 — Microsoft Corp. today announced that its Board of Directors has appointed Satya Nadella as Chief Executive Officer and member of the Board of Directors effective immediately. Nadella previously held the position of Executive Vice President of Microsoft’s Cloud and Enterprise group.

“During this time of transformation, there is no better person to lead Microsoft than Satya Nadella,” said Bill Gates, Microsoft’s Founder and Member of the Board of Directors. “Satya is a proven leader with hard-core engineering skills, business vision and the ability to bring people together. His vision for how technology will be used and experienced around the world is exactly what Microsoft needs as the company enters its next chapter of expanded product innovation and growth.”

Since joining the company in 1992, Nadella has spearheaded major strategy and technical shifts across the company’s portfolio of products and services, most notably the company’s move to the cloud and the development of one of the largest cloud infrastructures in the world supporting Bing, Xbox, Office and other services. During his tenure overseeing Microsoft’s Server and Tools Business, the division outperformed the market and took share from competitors.

“Microsoft is one of those rare companies to have truly revolutionized the world through technology, and I couldn’t be more honored to have been chosen to lead the company,” Nadella said. “The opportunity ahead for Microsoft is vast, but to seize it, we must focus clearly, move faster and continue to transform. A big part of my job is to accelerate our ability to bring innovative products to our customers more quickly.”

“Having worked with him for more than 20 years, I know that Satya is the right leader at the right time for Microsoft,” said Steve Ballmer, who announced on Aug. 23, 2013 that he would retire once a successor was named. “I’ve had the distinct privilege of working with the most talented employees and senior leadership team in the industry, and I know their passion and hunger for greatness will only grow stronger under Satya’s leadership.”

Microsoft also announced that Bill Gates, previously Chairman of the Board of Directors, will assume a new role on the Board as Founder and Technology Advisor, and will devote more time to the company, supporting Nadella in shaping technology and product direction. John Thompson, lead independent director for the Board of Directors, will assume the role of Chairman of the Board of Directors and remain an independent director on the Board.

“Satya is clearly the best person to lead Microsoft, and he has the unanimous support of our Board,” Thompson said. “The Board took the thoughtful approach that our shareholders, customers, partners and employees expected and deserved.”

With the addition of Nadella, Microsoft’s Board of Directors consists of Ballmer; Dina Dublon, former Chief Financial Officer of JPMorgan Chase; Gates; Maria M. Klawe, President of Harvey Mudd College; Stephen J. Luczo, Chairman and Chief Executive Officer of Seagate Technology PLC; David F. Marquardt, General Partner at August Capital; Nadella; Charles H. Noski, former Vice Chairman of Bank of America Corp.; Dr. Helmut Panke, former Chairman of the Board of Management at BMW Bayerische Motoren Werke AG; and John W. Thompson, Chief Executive Officer of Virtual Instruments. Seven of the 10 board members are independent of Microsoft, which is consistent with the requirement in the company’s governance guidelines that a substantial majority be independent.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070

rrt@waggeneredstrom.com

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